Exhibit 99.1

CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
October 18, 2012

MEADOWBROOK INSURANCE GROUP, INC. ANNOUNCES EXPECTED THIRD QUARTER 2012 INCREASE IN NET ULTIMATE LOSS ESTIMATES FOR 2011 AND PRIOR ACCIDENT YEARS; AND HIGHER THAN USUAL THIRD QUARTER STORM LOSSES

Third Quarter
•	An increase in net ultimate loss estimates for 2011 and prior accident years results in third quarter 2012 pre-tax expense of $31.4 million, or 14.0 combined ratio points
•	Third quarter storm losses were $7.9 million, or 3.5 combined ratio points higher than expected.
•	Third quarter after tax net operating loss(1) is expected to be between ($0.29) and ($0.31) per diluted share
•	Third quarter after tax net operating income, excluding prior year development, and higher than expected storm activity is expected to be between $0.28 and $0.30 per diluted share
•	Third quarter 2012 calendar year combined ratio is expected to be 118.2%
•	Third quarter 2012 accident year combined ratio is expected to be 104.2%
•	Third quarter 2012 accident year combined ratio, excluding higher than expected storm losses is expected to be 100.7%
•	Book Value at end of the third quarter is estimated to be in the range of $11.45 to $11.47

Year to Date
•	For nine months ended September 30, 2012 the calendar year combined ratio is expected to be 110.7%
•	For the nine months ended September 30, 2012 the accident year combined ratio is expected to be 99.6%
•	For the nine months ended September 30, 2012 the accident year combined ratio, excluding higher than expected storm losses is expected to be 98.3%

Meadowbrook Insurance Group, Inc. (NYSE:MIG) announced today that it expects to record a pre-tax expense of $31.4 million, or 14.0 combined ratio points in the third quarter of 2012, related to an increase in net ultimate loss estimates for 2011 and prior accident years and $7.9 million, or 3.5 combined ratio points of higher than expected storm losses in the quarter. The increase in the estimate for prior year reserves primarily reflects continued higher than expected incurred loss activity in accident years 2009, 2010 and 2011. As mentioned in previous quarters, the prolonged soft market conditions and rising loss cost trends have significantly reduced underwriting profitability in the commercial automobile line. An unusually high level of storm activity has caused the property line to be unprofitable for the quarter. Our niche focus in workers’ compensation, excluding residual markets, and commercial-multi peril/general liability, which includes main street excess and surplus lines, admitted programs and specialty market products, represent about 70% of our business on average and remains profitable. Those lines of business have generated an average accident year combined ratio of 98.2% over the past three years and 97.5% over the past two years.

(1) Net operating income (loss) is a non-GAAP measure the Company defines as net income (loss) excluding after-tax realized gains and losses

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Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated:  “We are very disappointed with our 2012 calendar year results.  However, we believe the rate increases and underwriting actions taken since 2009 position us to return to profitable and stable underwriting results.  Our focus on accident year combined ratios led us to initiate underwriting and pricing actions starting in 2009 when we recorded a 98.5% accident year combined ratio.  These actions are designed to move our combined ratio towards our target of 95%.   Our long term relationships with our distribution partners enable us to build stability and achieve incremental improvements in underwriting results. In addition, our Excess and Surplus Lines capabilities provide a platform to respond to changing market conditions through flexibility in rate and forms.”

The Company expects to report a current accident year combined ratio in the quarter, a non-GAAP measure that excludes the impact of any increase or decrease in net ultimate loss estimates for prior year losses in the quarter, of 104.2% and a GAAP combined ratio of 118.2% for the third quarter of 2012. The higher than expected current accident year combined ratio in the quarter includes $7.9 million, or 3.5 combined ratio points, of unusual weather related claims, primarily from tornadoes in the Midwest. The accident year combined ratio in the quarter, excluding higher than usual storm activity, is expected to be 100.7%. For the nine months ended September 30, 2012, the accident year combined ratio is expected to be 99.6% and for the nine months ended September 30, 2012, without the higher level of storm activity is expected to be 98.3%

When determining the after-tax impact of the reserve development and higher than normal storm losses, we used an annual effective tax rate of 25.9%, which reflects the annual effective tax rate, excluding such losses.  Excluding the pre-tax impact of both the $31.4  million ($23.2 million after tax) of adverse development and $7.9 million ($5.9 million after tax) of higher than normal storm losses, the third quarter after-tax net operating income would be between $0.28 and $0.30 per diluted share.

Meadowbrook is required to record income tax expense for the first nine months of the year based on the estimated effective tax rate for the year. As the Company has experienced a net operating loss through the first nine months of the year that exceeds its expected annual loss, the tax benefit recognized this quarter is limited to the benefit that would be recognized if the year to date loss were the estimated annual loss.  Therefore, the Company’s GAAP effective tax rate in the third quarter and for the nine months ended September 30, 2012 is expected to be approximately 50% and 49%, respectively. The annual effective tax rate is expected to be approximately 76%.

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Third Quarter 2012 Increase in Net Ultimate Loss Estimates for 2011 and Prior Accident Years

The following table sets forth a summary of changes to net ultimate loss estimates for accident years 2011 and prior by line of business (NOTE: $ in ‘000s):

				Change in Net	Change in Net
				Ultimates	Ultimate as % of
		Change in Net Ultimates	Re-estimated Reserves for	For the Three	re-estimated reserves at
	Net Reserves	For the six months ended	December 31,2011 at	months ended	December 31, 2011 at
	December 31,2011	June 30, 2012	June 30, 2012	September 30, 2012	September 30, 2012
Workers' Compensation	$358,131	$10,873	$369,004	$8,540	2.3%
Workers' Compensation Residual Market	$17,682	$(732)	$16,950	$(226)	-1.3%
Commercial Multi-Peril / General Liability	$353,311	$16,491	$369,802	$11,879	3.2%
Commercial Automobile	$117,594	$9,043	$126,637	$11,016	8.7%
Other	$32,375	$2,751	$35,126	$154	0.4%
Total	$879,093	$38,426	$917,519	$31,363	3.4%

Workers’ Compensation (Excluding Residual Markets)

The net ultimate loss estimates for accident years 2011 and prior in the workers' compensation line of business increased $8.5 million, or 2.3% on re-estimated December 31, 2011 net reserves of $369.0 million. This was driven primarily by accident years 2009 and 2010. The increase in net ultimate loss estimates is $2.0 million in 2009 and $6.1 million in 2010. These increases were partially offset by a reduction in net ultimate loss estimates for accident years 2008 and prior.

Mr. Cubbin commented: “With respect to workers’ compensation, our largest line of business, we continue to see favorable overall underwriting trends. The average accident year combined ratio since 2010 was 101.5%. In California workers’ compensation, the average combined ratio since 2010 is 98.9%.  Our overall current accident year combined ratio for workers’ compensation is 97.7%.  This improvement reflects the impact of cumulative rate increases of 17.2% since 2009.  While we continue to experience acceleration in the case reserving process and case reserve strengthening, the amount of acceleration and case reserve strengthening identified is less in this quarter than our previous estimates contemplated.  Accordingly, we have increased our estimates for prior year losses. Paid loss severities remain more stable and claim frequencies have decreased due to earned rate increases. We view the paid loss severity and frequency trends, along with the rate increases that we have achieved as positive indicators for this business. In most states underwriting actions and rate increases have been effective and ultimate loss estimates on prior accident years have been stable.”

Commercial Multi-Peril/General Liability

The net ultimate loss estimates for accident years 2011 and prior in the commercial multi-peril/general liability line of business increased $11.9 million, or 3.2%. This was driven primarily by accident years 2009 and 2011. The increase in net ultimate loss estimates is $2.4 million for 2009, and $5.9 million for the 2011 accident year. This re-estimation reflects an increase in the frequency of larger claims and strengthening of case reserves relating to prior years that occurred in the third quarter of 2012.

Mr. Cubbin commented, “With respect to commercial multi-peril/general liability, our next largest line of business, while we continue to see favorable overall underwriting results, our ultimate loss estimates for prior years were slightly deficient. The average accident year combined ratio since 2009 was 94.8%. Our current accident year combined ratio is 93.9%.  During the quarter, our claim managers continued to perform an exposure analysis on our larger exposure claims. This recent initiative was designed to identify higher exposure claims earlier and focus our investigation and defense strategy on claims with higher exposures. This may have led to a higher level of incurred losses than indicated by our historical development patterns.”

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Commercial Automobile

The $11.0 million increase, or 8.7%, in net ultimate loss estimates for the commercial automobile line of business is primarily in the 2011 and 2010 accident years and also reflects the emergence of higher than expected large loss activity.    The Company continues to aggressively achieve rates increases and reduce exposure on the Transportation program to lower future loss ratios.

Commenting on the commercial automobile line of business, Mr. Cubbin stated, “We continue to be disappointed with the overall results in this line of business which was about 15.5% of our net earned premium in 2011.  The average accident year combined ratio since 2009 was 109.1%. Our current accident year combined ratio is 109.6%.  These unfavorable results primarily reflect the impact of our Transportation program and a smaller segment of another program.  The underwriting and rate actions are continuing to take hold as loss frequency in the 2012 accident year is down. Cumulative rate increases in the Transportation program mentioned above has been greater than 46% since 2010 and exposure base is down substantially. In addition, we no longer write auto physical damage coverage in that program. As these rate increases continue to earn in 2012, we expect improved current accident year results for this business.”

Other Lines

Net ultimate loss estimates in the other lines of business for prior accident years remained stable for the three months ended September 30, 2012.  Cumulative rate increases in other lines since 2009 has been approximately 4.5%.

In closing, Mr. Cubbin, commented: “Over the years we have demonstrated an ability to remediate programs that are not meeting our targets through a combination of underwriting and pricing actions. Although we have experienced increases in net ultimate loss estimates noted above, we have made significant headway in remediating where necessary. We will continue to earn premium in 2012 that reflects the cumulative rate increases and underwriting actions, which we expect to result in an improved combined ratio. Despite the prolonged soft market and lackluster economic growth, we have had an average combined ratio of 99.4% over the last 6 accident years and 2012 is at 99.6%.  As we emerge from an underpriced environment to more adequate pricing levels we should see ongoing, incremental improvement in our overall underwriting results.”

Conference Call to Discuss Preannouncement

The Company will be hosting a conference call on Friday, October 19, 2012 at 9:00am EDT to discuss the impact of the expected increase in net ultimate loss estimates for the third quarter of 2012. Investors, analysts and the general public are invited to listen to the conference call by dialing 1-877-407-8035 and asking for the Meadowbrook conference call.  A replay of this conference call will be available through November 2, 2012, which can be accessed by dialing 1-877-660-6853 and referring to account #286 and conference ID #402312.  In addition, this call will also be webcast and can be accessed via the investor relations section of our website at www.meadowbrook.com or www.InvestorCalendar.com.  The webcast will be archived and available for replay through January 19, 2013.

As previously announced, the Company will report third quarter 2012 financial results after the market closes on Monday, October 29, 2012 and host a conference call on Tuesday, October 30, 2012 at 9:00am EDT to discuss the third quarter 2012 results. Investors, analysts and the general public are invited to listen to the conference call by dialing 1-877-407-8035 and asking for the Meadowbrook conference call. This call will also be webcast and can be accessed via the investor relations section of our website at www.meadowbrook.com or www.InvestorCalendar.com.

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About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has thirty-four locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Forward Looking Statements

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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